EXHIBIT 10.6

THIRD AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amendment to Amended and Restated Credit Agreement (this “Third Amendment”) is made as of the 29th day of April, 2005 by and among

THE WET SEAL, INC., a Delaware corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610, as Lead Borrower for the Borrowers, being:

said WET SEAL, INC.,

WET SEAL CATALOG, INC., a Delaware corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610; and

THE WET SEAL RETAIL, INC., a Delaware corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610; and

WET SEAL GC, INC., a Virginia corporation, having its principal place of business at 26972 Burbank, Foothill Ranch, California 92610, as Facility Guarantor; and

the REVOLVING CREDIT LENDERS party hereto; and

BACK BAY CAPITAL FUNDING LLC, as Term Lender, a Delaware limited liability company with offices at 40 Broad Street, Boston, Massachusetts 02109; and

FLEET RETAIL GROUP, INC., as Administrative Agent and Collateral Agent for the Lenders, a Delaware corporation, having its principal place of business at 40 Broad Street, Boston, Massachusetts 02109; and

FLEET NATIONAL BANK, as Issuing Bank, a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

WITNESSETH

WHEREAS, the Lead Borrower, the Borrowers, the Lenders, the Administrative Agent and Collateral Agent, the Term Lender and the Issuing Bank entered into an Amended and Restated Credit Agreement dated as of September 22, 2004, as amended by a First Amendment to Amended and Restated Credit Agreement dated November 9, 2004, an Amended and Restated First Amendment to Amended and Restated Credit Agreement dated as of December 13, 2004 and a Second Amendment to Amended and Restated Credit Agreement dated as of January 14, 2005 (as amended, modified, supplemented, restated or otherwise modified and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the parties desire to amend the terms and conditions of the Credit Amendment as set forth herein.

NOW THEREFORE, it is hereby agreed as follows:

1.	Definitions. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

2.	Amendment to Article I. The definition of “Borrowing Base” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Borrowing Base” means, at any time of calculation, an amount equal to

(a) the Credit Card Advance Rate multiplied by the face amount of Eligible Credit Card Receivables; plus

(b) the Appraisal Percentage of the Appraised Value of Eligible Inventory, net of Inventory Reserves; plus

(c) 100% of all Eligible Cash and Cash Equivalents, provided that Eligible Cash and Cash Equivalents included in the Borrowing Base may not be withdrawn from the respective account, thereby reducing the Borrowing Base, unless and until the Lead Borrower furnishes the Administrative Agent with (i) notice of such intended withdrawal and (ii) a Borrowing Base Certificate as of the date of such proposed withdrawal reflecting that, after giving effect to such withdrawal, no Overadvance will result; minus

(d) the then amount of all Availability Reserves.

3.	Amendment to Article I. The definition of “Minimum Required Excess Availability” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Minimum Required Excess Availability” means Excess Availability at all times of not less than the lesser of (i) fifteen percent (15%) of the greater of the Borrowing Base or the Term Loan Borrowing Base, at any time of calculation, or (ii) $5,000,000.

4.	Amendment to Article I. The definition of “Restricted Payment” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of any Loan Party or any Subsidiary of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of any Loan Party or any such Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of any Loan Party or any such

Subsidiary. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans and all proceeds of a dissolution or liquidation of such Person payable to the shareholders of such Person; provided, however, that “Restricted Payments” with respect to any Person shall not include any Equity Fees.

5.	Amendment to Article I. The provisions of Article I of the Credit Agreement are hereby amended by the addition of the following definitions in alphabetical order in Section 1.01:

“Equity Fees” means, collectively, (a) any Registration Delay Payments (as such term is defined in the 2005 Registration Rights Agreement) required to be paid pursuant to Section 2(f) of the 2005 Registration Rights Agreement, plus (b) any amounts required to be paid as a result of any failure by the Lead Borrower to timely issue and deliver or register the shares of Common Stock on the Lead Borrower’s share register or to credit a holder’s balance account with The Depository Trust Company, to which any holder is entitled upon such holder’s exercise of any 2005 Warrant pursuant to Section 1(c) of each 2005 Warrant, plus (c) any amounts required to be paid as a result of any failure by the Lead Borrower to credit a holder’s balance account with The Depository Trust Company or to issue and deliver a certificate to a holder for the number of Common Shares to which such holder is entitled upon the conversion of Preferred Shares, or to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which a holder is entitled, pursuant to Section 2(d)(v) of the 2005 Certificate of Designations, all such fees set forth in clauses (a), (b) and (c) herein in an amount not to exceed $250,000 in the aggregate in any calendar year.

“2005 Certificate of Designations” means that certain Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock dated as of April 29, 2005.

“2005 Registration Rights Agreement” means that certain Registration Rights Agreement dated as of April 29, 2005 by and between the Lead Borrower and the Buyers listed therein.

“2005 Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of April 29, 2005 entered into by and among the Lead Borrower and the Buyers (as defined in the 2005 Securities Purchase Agreement).

“2005 Transaction Documents” means the 2005 Securities Purchase Agreement, the 2005 Registration Rights Agreement, the 2005 Certificate of Designations and the 2005 Warrants.

“2005 Warrants” means the Form of Series E Warrants substantially in the form attached as Exhibit B to the 2005 Securities Purchase Agreement.

6.	Amendment to Article I. The following definitions contained in Section 1.01 of the Credit Agreement are hereby deleted in their entirety:

(a)	“Cost”

(b)	“Inventory Advance Rate”

7.	Amendment to Article II. Section 2.11(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) If any portion of the Term Loan is paid prior to September 22, 2006 for any reason (whether following acceleration, or otherwise), the Borrowers shall pay the Term Lender, contemporaneously with such prepayment, the “Term Loan Early Termination Fee” (so referred to herein), calculated as follows:

(i) During the period ending eighteen (18) months after the Closing Date, the Term Loan Early Termination Fee shall be in the amount equal to the greater of (A) (i) the aggregate Yield Revenue accruing (or which would have accrued) on the Term Loan during the first eighteen (18) months after the Closing Date, minus (ii) the aggregate Yield Revenue actually received by the Term Lender prior to the date of payment; or (B) an amount equal to one percent (1%) of the principal balance of the Term Loan which is so paid prior to the Maturity Date.

(ii) Commencing eighteen (18) months after the Closing Date, through and including September 22, 2006, the Term Loan Early Termination Fee shall be in the amount equal to one percent (1%) of the principal balance of the Term Loan which is so paid prior to the Maturity Date.

All parties to this Agreement agree and acknowledge that the Term Lender will have suffered damages on account of the early termination of this Agreement and that, in view of the difficulty in ascertaining the amount of such damages, the Term Loan Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate the Term Lender on account thereof. Notwithstanding the foregoing, in the event that (A) the Borrowers refinance the Term Loan with a credit facility provided by the Term Lender (which refinance shall be in the sole discretion of the Term Lender) or in which the Term Lender is a lender as of the closing of such new credit facility, or (B) any portion of the Term Loan is paid on or after September 22, 2006 for any reason, the Term Loan Early Termination Fee shall not be payable.

8.	Amendment to Article II. Section 2.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows

2.14 Early Termination Fee. In the event that the Termination Date occurs, for any reason, prior to the Maturity Date, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Revolving Credit Lenders, a fee (the “Early Termination Fee”) in respect of amounts which are or become payable by reason thereof equal to the following: (i) one percent (1%) of the Loan Ceiling in effect on the Closing Date if the Termination Date shall occur at any time on or before May 26, 2005, less any Early Termination Fee paid in accordance with Section 2.16, below; and (ii) one-half percent (.5%) of the Loan Ceiling in effect on the Closing Date if the Termination Date shall occur at any time on or after May 26, 2005, less any Early Termination Fee paid in accordance with Section 2.16, below. All parties to this Agreement agree and acknowledge that the Revolving Credit Lenders will have suffered damages on account of the early termination of this Agreement and that, in view of the difficulty in ascertaining the amount of such damages, the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate the Revolving Credit Lenders on account thereof. Notwithstanding the foregoing, in the event that the Borrowers refinance the Revolving Loan Credit Extensions with a credit facility provided by Fleet or any of its Affiliates, or the Revolving Loan Credit Extensions are refinanced with another institution and Fleet retains a portion of the Revolving Loan Credit Extensions, the Early Termination Fee shall not be payable.

9.	Amendment to Article V. Section 5.01(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(f) weekly, on Wednesday of each week, a certificate in the form of Exhibit E (a “Borrowing Base Certificate”) showing the Borrowing Base and Term Loan Borrowing Base as of the close of business on the immediately preceding Saturday, which Borrowing Base Certificate shall reflect, among other things, the roll forward of the Inventory from the prior week as of the close of business on the immediately preceding Saturday and the prior week’s Eligible Cash and Cash Equivalents as of the close of business on the immediately preceding Saturday, each Borrowing Base Certificate to be certified as complete and correct on behalf of the Borrowers by a Financial Officer of the Lead Borrower; provided that the Agents will update the Borrowers’ Eligible Cash and Cash Equivalents on a daily basis for purposes of determining, in the Agents’ reasonable discretion, the amount of Loans and Letters of Credit available to be borrowed each day by the Borrowers; provided further that, at the written request of the Agents or the Term Lender at any time, the Lead Borrower will furnish the Agents and the Term Lender with a daily Borrowing Base Certificate which includes, among other things, the roll forward of the Inventory from the prior day and the prior day’s Eligible Cash and Cash Equivalents;

10.	Amendment to Article V. The provisions of Article V of the Credit Agreement are hereby amended by addition of the following subsection at the end of Section 5.02:

(j) the occurrence of (i) any delay in complying with any Filing Deadline (as defined in the Registration Rights Agreement (as defined in the Securities Purchase Agreement) and as defined in the 2005 Registration Rights Agreement), or Effectiveness Deadline (as defined in the Registration Rights Agreement (as defined in the Securities Purchase Agreement) and as defined in the 2005 Registration Rights Agreement) or (ii) any Conversion Failure (as defined in the Notes (as defined in the Securities Purchase Agreement)) or any failure to deliver Class A Common Stock upon conversion or exercise, as applicable, within the time periods provided for in the respective Securities (as defined in the 2005 Securities Purchase Agreement).

(k) The filing of the Registration Statement with the Securities Exchange Commission pursuant to Section 2(a), 2(d) and 2(e) of the 2005 Registration Rights Agreement.

11.	Amendment to Article VI. Section 6.06(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c) Notwithstanding anything to the contrary contained in this Agreement, the Loan Parties may pay any principal of and/or interest or other amounts owing on the SAC Loan under the SAC Credit Agreement by (i) either issuing to the SAC Lenders equity interests, or instruments convertible into or exchangeable or exercisable for such equity interests, in the Loan Parties in lieu of any such payment in cash, or (ii) through the proceeds from an issuance of equity interests, or instruments convertible into or exchangeable or exercisable for such equity interests; provided, however that any such equity interests (other than the Class A Common Stock of the Lead Borrower), or instrument convertible into or exchangeable or exercisable for such equity interests, shall have no rights for the receipt of any cash payments (other than the right to cash payments made to all holders of the Class A Common Stock of the Lead Borrower, which cash payments are subject to restrictions on payment contained in this Agreement and in respect of Equity Fees, to the extent permitted to be paid pursuant to the terms of this Agreement) of any kind prior to the termination of this Agreement unless, prior to the making of any such cash payment, the Loan Parties have satisfied the provisions of subsections (B) and (C) of Section 6.01(i).

12.	Amendment to Article VII. Section 7.01(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d) the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.22, 5.01(f), 5.02(j), 5.07 (with respect to insurance covering the Collateral), 5.09, or 5.12, or in Article VI;

13.	Amendment to Article VII. The provisions of Article VII of the Credit Agreement are hereby amended by addition of the following subsection at the end of Section 7.01:

(t) the breach by the Lead Borrower of any covenant or other term or condition of any of the 2005 Transaction Documents, subject to any applicable grace periods set forth therein.

14.	Amendment to Exhibit E. Exhibit E to the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit E attached hereto.

15.	Amendment to Schedules. All of the Schedules to the Credit Agreement are hereby amended and restated in their entirety in the forms of the respective Schedules attached hereto.

16.	Closing of Purchase under 2005 Securities Purchase Agreement. The closing of the purchases contemplated by Section 1(a) of the 2005 Securities Purchase Agreement (the “Closing”) is subject to satisfaction of the following:

(a) The Lead Borrower and the Buyers (as defined in the 2005 Securities Purchase Agreement) shall establish an arrangement with respect to the deposit and payment of the purchase price contemplated by Section 1(a) of the 2005 Securities Purchase Agreement satisfactory in all respects to the Administrative Agent and the Term Lender in their reasonable discretion.

(b) The Lead Borrower shall have delivered to the Administrative Agent and the Term Lender a funds flow memorandum, in form satisfactory to the Administrative Agent and the Term Lender no less than two (2) Business Days prior to the Closing.

(c) The SAC Lenders shall have delivered to the Administrative Agent a payoff letter with respect to the SAC Loan satisfactory in all respects to the Administrative Agent and the Term Lender in their reasonable discretion.

17.	Conditions to Effectiveness. This Third Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Administrative Agent, the Term Lender and the Revolving Credit Lender:

(a) This Third Amendment shall have been duly executed and delivered by the Borrowers, the Facility Guarantor, the Administrative Agent, the Term Lender and the Revolving Credit Lender. The Administrative Agent shall have received a fully executed copy hereof and of each other document required hereunder.

(b) An amendment to the Intercreditor Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Term Lender shall have been executed and delivered by SAC and the Loan Parties.

(c) An amendment to the SAC Loan Documents in form and substance reasonably satisfactory to the Administrative Agent and the Term Lender shall have been executed and delivered by SAC, the Loan Parties and the SAC Lenders.

(d) An amendment to the Subordination Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Term Lender shall have been executed and delivered by all parties to the Subordination Agreement.

(e) A Subordination Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Term Lender shall have been executed and delivered by the Borrower and each of the Buyers under the 2005 Securities Purchase Agreement.

(f) No Default or Event of Default shall have occurred and be continuing, both before and immediately after giving effect to the execution of this Third Amendment.

(g) The Borrowers shall have paid to the Administrative Agent, for the account of the Revolving Credit Lenders, an amendment fee in the aggregate amount of $50,000.00.

(h) The Borrowers and the Facility Guarantor shall have provided such additional instruments and documents to the Administrative Agent as the Administrative Agent and its counsel may have reasonably requested.

18.	Miscellaneous.

(a) Except as provided herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The Loan Parties hereby ratify, confirm, and reaffirm all of the representations, warranties and covenants therein contained.

(b) The Loan Parties hereby acknowledge and agree that they have no offsets, defenses, claims, or counterclaims against the Agents or any Lender, or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns with respect to the Loan Documents, the Obligations, or otherwise, and that if the Loan Parties now have, or ever did have, any offsets, defenses, claims, or counterclaims against the Agents or any Lender, or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED, and the Loan Parties hereby RELEASE the Agents and each Lender, and each of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns from any liability therefor.

(c) The Borrowers shall pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Term Lender in connection with this Third Amendment, including, without limitation, all reasonable attorneys’ fees.

(d) This Third Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered, shall be an original, and all of which together shall constitute one instrument.

(e) This Third Amendment expresses the entire understanding of the parties with respect to the matters set forth herein and supersedes all prior discussions or negotiations hereon.

(f) By executing this Third Amendment, the undersigned Facility Guarantor hereby consents to the Third Amendment to Amended and Restated Credit Agreement and acknowledges that its Guarantee remains in full force and effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed and their seals to be hereto affixed as the date first above written.

THE WET SEAL, INC.

By:	/s/ Douglas C. Felderman
Name:	Douglas C. Felderman
Title:	EVP + CFO

THE WET SEAL RETAIL, INC.

By:	/s/ Douglas C. Felderman
Name:	Douglas C. Felderman
Title:	Secretary + Treasurer

THE WET CATALOG, INC.

By:	/s/ Douglas C. Felderman
Name:	Douglas C. Felderman
Title:	Secretary + Treasurer

THE WET SEAL GC, INC.

By:	/s/ Douglas C. Felderman
Name:	Douglas C. Felderman
Title:	Secretary + Treasurer

FLEET RETAIL GROUP, INC.,
As Administrative Agent, Collateral Agent, as Swingline Lender and as Revolving Credit Lender

By:	/s/ Daniel T. Platt
Name:	Daniel T. Platt
Title:	Director

BACK BAY CAPITAL FUNDING, LLC, as Term Lender

By:	/s/ Kristen M. O’Connor
Name:	Kristen M. O’Connor
Title:	Managing Director

FLEET NATIONAL BANK,
as Issuing Bank

By:	/s/ Daniel T. Platt
Name:	Daniel T. Platt
Title:	Director